United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2013

CHINA GREEN AGRICULTURE, INC.

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(Exact name of Registrant as specified in charter)

Nevada	001-34260	36-3526027
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

300 Walnut Street Suite 245

Des Moines, IA 50309

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (515) 897 2421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On September 28, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of China Green Agriculture, Inc., a Nevada corporation (the “Company”), approved the grant of restricted stock to certain directors, executive officers and employees of the Company under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”).

Under the Plan, effective September 28, 2013, the Committee granted (i) 480,000 shares of restricted stock to Mr. Tao Li, the Company’s Chief Executive Officer (the “CEO”); (ii) 200,000 shares of restricted stock to Mr. Ken Ren, the Company’s Chief Financial Officer (the “CFO”), (iii) 40,000 shares of restricted stock to Mr. Yizhao Zhang, 30,000 shares of restricted stock to Ms. Yiru Shi, and 20,000 shares of restricted stock to Mr. Lianfu Liu, each is an independent director of the Company; and (iv) 980,000 shares of restricted stock to 420 employees (the “Stock Grants”).

The Stock Grants are subject to time-based vesting schedules, vesting in various installments until March 31, 2014 for the CFO and the three independent directors, until March 31, 2015 for the CEO and until December 31, 2015 for the employees.

The Stock Grants were made on the terms of the Company’s Form of Restricted Stock Grant Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.

Item 8.01	Other Events.

On September 26, 2013, the Company issued 118,778 shares of common stock at the price of $4.42 per share, the closing price at NYSE that day, to Mr. Tao Li, the CEO in the second offering of the Company’s Employee Stock Purchase Plan adopted by the Company’s Board of Directors (the “Board”) on August 9, 2012 which was later amended and restated by the Board on October 19, 2012. The issuance was in reliance upon the exemption from registration afforded by Regulation S under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 2, 2013	CHINA GREEN AGRICULTURE, INC.
(Registrant)

		By:	/s/ Tao Li
		Name:	Tao Li
		Title:	Chief Executive Officer